Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 25, 2017, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report on Form 10-K of The L.S. Starrett Company for the year ended June 30, 2017. We consent to the incorporation by reference of said reports in the Registration Statements on Form S-8 of The L.S. Starrett Company (File No. 333-184934, File No. 333-147331, File No. 333-104123, File No. 333-101162, File No. 333-12997, and File No. 033-55623.

/s/ GRANT THORNTON LLP

Boston, Massachusetts

August 25, 2017